Exhibit 99.1

Daybreak Sells Louisiana Tuscaloosa Properties for $8 Million,
Prepares to Drill California East Slopes Exploration Project

SPOKANE, Wash., January 22, 2008 -- Daybreak Oil and Gas, Inc. (OTC Bulletin Board: DBRM) (“Daybreak” or “the Company’) a Washington Corporation, today announced that the Company has signed a Purchase and Sale Agreement (“PSA”) to sell its Tuscaloosa Project properties located in Tensas and Franklin Parishes, Louisiana for $8 million dollars to an undisclosed buyer.  The transaction will close in two tranches, the first closing for $2 million, representing 25% of Daybreak's working interest closed on January 18, 2008.  The second closing in the amount of $6 million is scheduled for March 31, 2008, for the remaining 75% of the Company's working interest.  The sale includes Daybreak's interests in the Tensas Farms A-1, B-1, F-1, F-2 and F-3 wells; and all of its remaining acreage and infrastructure in the project area.  Under terms of the PSA, the effective dates for the respective closings will be January 1, 2008 and March 1, 2008, and are subject to customary closing conditions.

Dale Lavigne, Chairman of the Board stated, “The Tuscaloosa Project was one of Daybreak’s legacy properties, and while we feel it still has potential, today’s announced sale will strengthen the Company's balance sheet; provide the Company with current liquidity; position the Company to develop its East Slopes project in Kern County California; and provide capital resources in 2008 which will allow the Company to diversify and expand its portfolio into other areas that will provide opportunities to create value for its shareholders.”

Timothy Lindsey, President and Chief Executive Officer, further commented, “The sale of our interests in the Tuscaloosa Project will provide Daybreak immediate capital to quickly move forward with plans to drill the first four wells in our California East Slopes Project.  We expect to begin drilling in the first or second quarter of 2008.  As announced on January 9, 2008, the 3-D seismic acquisition over the AMI area has been completed and the data is currently being processed.  A portfolio of future drilling prospects will be identified beginning in February 2008.  The wells at East Slopes will be relatively inexpensive to drill and complete compared to the Tuscaloosa wells; a multi-well drilling program targeting moderately risked potential oil resources affords the Company exposure to attractive economic upside.  Available capital resulting from the Tuscaloosa transaction also provides Daybreak with the financial flexibility to pursue other possible projects on a select basis.”

For more information about Daybreak Oil and Gas Inc., please visit its website at www.daybreakoilandgas.com.

Contact:

Tim Lindsey	Telephone:	281-253-4576
	Email:	timl@daybreakoilandgas.com

James Westmoreland	Telephone:	713-829-6062
	Email:	jimw@daybreakoilandgas.com

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995: Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained herein contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believe", "expect", "may", "should", "up to", "approximately", "likely", or "anticipates" or the negative thereof or given that the future results covered by such forward looking statements will be achieved. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.